Exhibit 99.1

Strata Announces Closing of Revolving Credit Facility to Support Acquisition Strategy Execution

•	$30 million ABL Facility will support future acquisitions and be undrawn at close; can be increased to $50 million, subject to certain conditions
•	Owned aircraft excluded from collateral package and remain unencumbered

New York, Feb 5, 2026 -- Strata Critical Medical, Inc. (Nasdaq: SRTA, “Strata” or the “Company”), a leading provider of logistics and medical services in the organ transplant industry, today announced that the Company has entered into a credit agreement with JPMorgan Chase Bank, N.A. for secured, asset-based revolving credit loans in aggregate principal amount of up to $30.0 million, which, subject to certain conditions, may be increased up to an aggregate of $50.0 million (the “ABL Facility”).

“This facility will improve Strata’s capital efficiency, enabling deployment of more cash towards attractive acquisition opportunities,” said Amir Cohen, Strata’s Chief Accounting and Integration Officer. “By leaving our owned aircraft fleet unencumbered, we are maintaining significant optionality for additional financing in the future.”

“We have a strong track record of successful tuck-in acquisitions in the clinical perfusion space,” said Mat Schneider, CFO of Strata’s Clinical division and VP, IR. “This new facility will enable us to continue executing on our time-tested playbook to accelerate growth.”

About Strata Critical Medical, Inc.

Strata is a time-critical logistics and medical services provider to the U.S. healthcare industry. We operate one of the nation’s largest air transport and surgical services networks for transplant hospitals and organ procurement organizations, offering an integrated “one call” solution for donor organ recovery.

Strata’s core services include air and ground logistics, surgical organ recovery, organ placement and normothermic regional perfusion for the transplant industry, as well as perfusion staffing and equipment solutions for cardiovascular surgery centers, offered under the Trinity Medical Solutions and Keystone Perfusion brands.

For more information, visit www.srta.com.

Contacts

Mathew Schneider

investors@srta.com